Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

FOR IMMEDIATE RELEASE
December 3, 2004

                         UNITED NATURAL FOODS ANNOUNCES
                             STOCK BUY-BACK PROGRAM

           Program Aimed at Enhancing Long-term Shareholder Value and
                Reducing Dilution from Equity Incentive Programs

Dayville, Connecticut - December 3, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today announced that its Board of Directors has authorized the Company to repurchase up to $50 million, or approximately 4.5%, based on the closing price of the Company's common stock on December 1, 2004, of its outstanding common shares. The Company's policy is to repurchase shares, from time to time, through solicited or unsolicited transactions in the open market or in privately negotiated transactions. The number of shares to be purchased and the timing of the purchases will be based on the level of cash balances, general business conditions and other factors, including alternative investment opportunities. The Company expects to purchase the shares beginning on or about February 2005 and continuing for the next three years. The program may be discontinued at any time.

"Our goal is to continually look for ways to enhance long-term shareholder value and the decision to initiate a share repurchase program reflects the Board's confidence in United Natural Foods long-term growth prospects," said Steven Townsend, Chairman and Chief Executive Officer. "We also believe this action will assist in reducing dilution from the issuance of common stock under our equity incentive plans in the future."

United Natural Foods has approximately 40.1 million common shares outstanding as of November 30, 2004. This is the first stock repurchase program in United Natural Foods history.

About United Natural Foods
The Company carries and distributes over 35,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

UNITED NATURAL FOODS                        FINANCIAL RELATIONS BOARD
Rick D. Puckett                             Joseph Calabrese
Vice President, CFO and Treasurer           General Information
(860) 779-2800                              (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and
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uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-K filed with the Commission on October 14, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.